UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 10, 2006
FIRST BANCORP
(Exact Name of Registrant as Specified in its Charter)

001-14793
(Commission File Number)

Puerto Rico (State or Other Jurisdiction of Incorporation)	66-0561882 (I.R.S. Employer Identification No.)
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip Code)
(787) 729 8200
(Registrant’s Telephone Number, including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 13, 2006, First BanCorp (the “Company”) notified the New York Stock Exchange (“NYSE”) that, given the delay in the filing of the Company’s 2005 Form 10-K, which requires the postponement of the 2006 Annual Meeting of Stockholders (as described in the Company’s Form 8-K filed on March 20, 2006), the Company will not distribute its annual report to shareholders by April 30, 2006. As a result, the Company will not be in compliance with Section Rule 203.01, Annual Report Requirement, of the NYSE Listed Company Manual, which requires a listed company to distribute its annual report within 120 days after its fiscal year end.
The NYSE’s Section 802.01E procedures apply to the Company given its failure to file the Form 10-K for the fiscal year ended December 31, 2005, which the NYSE has explained in a letter dated April 10, 2006. These procedures contemplate that the NYSE will monitor a company that has not timely filed a Form 10-K and the status of the late filing. If the company does not file its annual report within six months of the filing due date, the NYSE may, in its sole discretion, allow the company’s securities to be traded for up to an additional six months depending on the company’s specific circumstances. If the NYSE determines that an additional trading period of up to six months is not appropriate, suspension and delisting procedures will be commenced. If the NYSE determines that an additional trading period of up to six months is appropriate and the company fails to file its annual report by the end of that additional period, suspension and delisting procedures will generally commence. The procedures provide that the NYSE may commence delisting proceedings at any time.
Item 8.01 Other Events.
On April 12, 2006, the Company issued a press release announcing that it had received regulatory approval for the payment of dividends on its Series A through E preferred stock. A copy of the press release is incorporated herein by reference to Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 12, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2006	FIRST BANCORP
	By:	/s/ Luis M. Cabrera
		Name:	Luis M. Cabrera
		Title:	Executive Vice President and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 12, 2006